Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Primerica, Inc.:

We consent to the use of our reports with respect to the consolidated and combined financial statements and all related financial statement schedules, incorporated by reference herein.

Our reports refer to the completion of the Company’s initial public offering and a series of related transactions in April 2010 and the adoption of the provisions of FASB Staff Position Accounting Standards No. 115-2 and Financial Accounting Standards No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB ASC Topic 320, Investments – Debt and Equity Securities) as of January 1, 2009.

/s/ KPMG LLP

Atlanta, Georgia

August 26, 2011